Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Employee Benefits and Investment Committee of
SunCoke Energy, Inc.:
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-183015) pertaining to the Savings Plan for Subsidiaries of SunCoke Energy, Inc. of SunCoke Energy, Inc. of our report dated September 1, 2020 relating to the Statements of Net Assets Available for plan benefits of the Savings Plan for Subsidiaries of SunCoke Energy, Inc. as of April 1, 2020 and December 31, 2019, and the related Statement of Changes in Net Assets Available for Plan Benefits for the period January 1, 2020 through April 1, 2020, included in this annual report on Form 11-K.

/s/ Caron & Bletzer, PLLC

Kingston, NH

September 1, 2020

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